PIEDMONT OFFICE REALTY TRUST, INC.
LONG-TERM INCENTIVE PROGRAM
AWARD AGREEMENT

__________, 20__
[Name]
[Address]
Dear [Name]:
Piedmont Office Realty Trust, Inc. (“Piedmont”) maintains the Piedmont Office Realty Trust, Inc. Long-Term Incentive Program (“LTIP”), a component of the Piedmont Office Realty Trust, Inc. 2007 Omnibus Incentive Plan (the “Plan”). You have been selected by the Compensation Committee of the Board of Directors (the “Board”) to receive an award under the LTIP (the “LTIP Award”), equal to [_____] shares of Stock (the “Target Amount”), which may be earned pursuant to Section 1 below. The percentage of your Target Amount that you earn will depend on the performance of Piedmont during the three-year period beginning January 1, [____] (the “Performance Cycle”).
Capitalized terms used but not defined in this Award Agreement have the meanings given those terms in the Plan and/or the LTIP. For purposes hereof, references to the LTIP shall be deemed to include the Plan.

1.Determination of LTIP Award Payout. The threshold, target and maximum Performance Levels applicable to your LTIP Award are based on Piedmont's Total Shareholder Return (“TSR”) for the Performance Cycle relative to the TSR of the companies in Piedmont's Peer Group. Following the end of the Performance Cycle, the Committee shall review, and at their sole discretion, determine the extent to which the Performance Levels were in fact satisfied for the Performance Cycle, if at all, and the percentage of your Target Amount payable to you in accordance with the following schedule, subject to any adjustment by the Committee in its discretion in accordance with the LTIP:

Performance Level	Peer Group Percentile Ranking	Percentage of Target Amount Payable
Maximum or above	75th percentile or above	200%
Target	Median	100%
Threshold	25th percentile	50%
Below Threshold	below 25th percentile	—%

If the Peer Group Percentile Ranking is between the Threshold and Target Performance Levels or between the Target and Maximum Performance Levels, the percentage of the Target Amount payable shall be determined by linear interpolation.

2.Settlement of LTIP Awards. Subject to Section 3 hereof, the percentage (if any) of your Target Amount that is payable with respect to the Performance Cycle shall be paid by Piedmont in the calendar year after the end of such Performance Cycle. Payments hereunder shall be made in shares of Stock, cash, or a combination thereof, in accordance with the LTIP, as determined by the Committee in its sole discretion. You will have no rights as a stockholder with respect to any shares under this LTIP until awarded and paid.

3.Special Vesting on Termination of Employment. Except as otherwise provided in this Section 3, you will not be entitled to any portion of the LTIP Award with respect to the Performance Cycle ending after your termination of employment. In the event of your termination of employment during the Performance Cycle due to (a) termination by Piedmont without Cause, (b) termination by you with Good Reason, (c) your death or Disability, (d) the expiration of your employment agreement due to non-renewal by Piedmont, or (e) a Change of Control (as defined in the 2007 Omnibus Incentive Plan), you will be entitled to payment of a portion of your LTIP Award for the Performance Cycle based on Piedmont's TSR relative to the TSR of the companies in the Peer Group determined as of the date of your termination of employment. The percentage of the total Target Amount earned pursuant to Section 1 will then be multiplied by a fraction, the numerator of which equals the number of days during the Performance Cycle that you were actively employed by Piedmont and the denominator of which equals the number of days in the Performance Cycle. The resulting amount shall then be paid by Piedmont 90 days after your termination of employment occurs.

4.Definitions. To the extent not defined in this Award Agreement, capitalized terms shall have the meanings set forth in the LTIP or Plan.

5. 409A Compliance. The parties intend that payments under this LTIP Award Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and Piedmont shall have complete discretion to interpret and construe this LTIP Award Agreement and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If for any reason, such as imprecision in drafting, any provision of this LTIP Award Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by Piedmont in a manner consistent with such intent, as determined in the discretion of Piedmont. A termination of employment shall not be deemed to have occurred for purposes of any provision of this LTIP Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this LTIP Award Agreement, references to a “termination,” “termination of employment” or like terms shall mean “such a separation from service.” The determination of whether and when a separation from service has occurred for proposes of this LTIP Award Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations. Any provision of this LTIP Award Agreement to the contrary notwithstanding, if at the time of the your separation from service, Piedmont determines that you are a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment that you are entitled to under this LTIP Award Agreement on account of your separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment shall be paid at the date which is the earlier of (i) six (6) months and one day after your separation from service and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6 shall be paid to you in a lump-sum. Piedmont makes no representation or warranty and shall have no liability to you or any other person if any provisions of this LTIP Award Agreement are determined to constitute deferred compensation subject to Code Section 409A, but do not satisfy an exemption from, or the conditions of, Code Section 409A.

6.Forfeiture. Except for as otherwise provided in Section 3, if your employment with Piedmont or a subsidiary of Piedmont (“Subsidiary”) is terminated voluntarily or by Piedmont or a Subsidiary for Cause, then you will forfeit your right to receive any cash or shares of Stock pursuant to this LTIP Award.

7.Miscellaneous. The percentage of your LTIP Award earned and settlement of your earned LTIP Award (if any) are governed by this LTIP Award Agreement and the LTIP. All provisions of your LTIP Award are subject to the terms and conditions set forth in the LTIP, which are hereby incorporated into this LTIP Award Agreement by this reference. To the extent the terms of this LTIP Award Agreement are inconsistent with or modify, amend of supplement any provisions of the LTIP, the terms of the LTIP will have precedence over this LTIP Award Agreement.
The LTIP Award constitutes a contingent and unsecured promise of Piedmont and you have only the rights of a general unsecured creditor of Piedmont, including, but not limited to, any rights in respect of settlement of your LTIP Award. You will not be a stockholder with respect to the shares of Stock corresponding to your LTIP Award unless and until your LTIP Award is converted to shares.

If you agree to the foregoing terms and conditions, please execute both copies of this LTIP Award Agreement and return one such executed original copy to Piedmont.

Sincerely,

Piedmont Office Realty Trust, Inc.
By:_________________________
Name:_________________
Title:__________________
Date:__________________

I hereby accept the LTIP Award described in this LTIP Award Agreement in accordance with the terms and conditions set forth herein and in the Plan and LTIP

Name:____________________

Date:_____________________